Exhibit 21

 Subsidiaries of the Registrant


 Name                               State of Incorporation
------                              ----------------------
 The End, Inc.                      California
 The Moment Films, Inc.             California
 The Beginning Entertainment, Inc.  California
 Gigantic Entertainment, Inc.       California
 Unscented, Inc.                    California
 Curious Pictures Corporation       New York
 Delirious Pictures Corporation     New York
 Furious Pictures Corporation       New York

 The End, Ltd. (London) n/k/a       United Kingdom
         The Harry Nash Film
         Productions, Ltd.

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